Exhibit 10.37

EMPLOYMENT AGREEMENT

Between the Undersigned:
NorthgateArinso Belgium s.a. Lenniksebaan 451 -
1070 Anderlecht
represented by Mohamed Allach, Director, further referred to as the employer, on the one hand;
AND
Michael Rogers
[***]
[***]
hereinafter referred to as the employee, on the other hand;

THE FOLLOWING HAS BEEN AGREED:
ART.I
The employer hires the employee as a white-collar employee in the capacity of Senior Vice President, Human Resources starting on 01/08/2019.
The parties agree that the employee accrued a length of service since 09/07/2012.

ART.2
The agreement is entered into for an indefinite term.

ART 3
The employee's gross starting salary is set at € 16,846.26 per month (€ 234,500.00/year).
The employee expressly agrees that his salary will be paid into his bank account number: [***]

In addition, the Employee is entitled to holiday pay and will be entitled to a 13th month in accordance with the sector-level collective bargaining agreements.

The parties agree that an end-of-year bonus amounting to 13,477 Euro will be paid in December 2019. In 2020, double holiday pay will be paid at 100%.

The Employee will be entitled to participate in the Company's Bonus Plan, which includes economic and individual performance factors (IPF), equal to 60% of his annual gross salary (monthly gross base salary x 13.92) from which the applicable salary withholdings will be deducted. The conditions for participation are set out in the Senior Management Bonus Plan document, which is agreed to on an annual basis and that replaces any bonus scheme of the previous years.

Payments under this program are made in accordance with the annual bonus arrangement, and this based on the Company's fiscal year that runs from 1 May until 30 April, and are made provided that you are still employed by the Company at the time of payment of the bonus in order to receive the bonus payment.
The Employee's participation in this program will start as of the employee’s hiring. The Company reserves the right to amend the aforementioned Plan at any time without consultation in part or in whole as it deems appropriate. The bonus will not be considered a guaranteed element of the Employee's salary and will be reviewed on an annual basis.

In addition, the employee will receive the following benefits:
The employer gives the employee one electronic meal voucher of 8.00 € for each working day effectively performed by the employee. The employer contribution of the meal voucher quals 6.91 € per meal voucher. The employee's personal contribution of the meal voucher equals 1.09 € per meal voucher.

In addition, a company car and fuel card are provided to the employee. For this, a car arrangement is made in accordance with the legal provisions ("Benefit in kind arising from the personal use of a car provided by the employer").

Furthermore, the employee is provided with a mobile phone + subscription. For this purpose, a benefit in kind resulting from the personal use of a device provided by the employer will be charged to the employee in accordance with the statutory provision.

Exhibit 10.37

The employer provides for a group insurance in favour of its employees. In addition, the employee is entitled to a hospitalisation insurance free of charge.

The employer undertakes to reimburse the expenses incurred by the employee in the framework of or because of his/her professional activities.
The reimbursement of professional expenses is done on a lump-sum basis.

This reimbursement cannot be considered as salary and is therefore not subject to the social security contributions and the taxes.
Taking into account the function of the employee, the lump-sum reimbursement of the professional expenses is set at 170 euro.
This amount only applies to a full-time employment. If the employee switches to a part-time employment, then the amount will be reduced proportionally.
It is paid on a monthly basis at the same moment as the employee's salary.
The lump-sum reimbursement of the professional expenses includes the following expenses:
-    The expenses related to the furnishing and using an office at the employee's home.
-    The expenses related to the professional use of a car such as:
o    car wash expenses;
o    the expenses of using a private garage for a company car.
-    The expenses of documentation and subscriptions to journals related to the professional activity.
-    The representation expenses such as:
o    the purchase of flowers;
o    the purchase of gifts and various attentions for business contacts;
o    the costs related to the participation in sociocultural events;
o    the costs related to the hosting of existing and potential business contacts at home for the purpose of creating and maintaining professional contacts;
o    the costs related to the participation in all kinds of public events that take place outside the working hours where the employee represents the company or which are directly related to the performance of the professional activity (rotary, chamber of commerce,...).
-    Other miscellaneous expenses such as:

o    the cloakroom expenses;
o    the related to the participation of the partner or other family members in activities where the employee represents the company.
For expenses already covered by the lump-sum expense allowance, the employee cannot also seek reimbursement for actual expenses.
The parties undertake to check regularly that the lump-sum reimbursement of the professional expenses still corresponds to the actual situation. The employer will adjust this amount if it no longer corresponds to the professional expenses incurred by the employee.
If the employee can prove, on the basis of documents or any other means of proof, that his actual expenses are higher than the lump-sum reimbursement of the professional expenses, then the employer can adjust the lump-sum amount based on the documentary evidence and to the extent that the expenses incurred are reasonable.
If the employee exceptionally incurs professional expenses that are not covered by the lump-sum amount, then he can request the reimbursement of these expenses from the employer. The employer assesses on a case-by-case basis whether the reimbursement is appropriate. However, excessive professional expenses will never be borne by the employer.
In case of long-term suspension (>30 days) of the employment agreement or termination of the agreement in the course of a calendar month, the employer will grant a lump-sum expense allowance that is reduced proportionally in function of the number of working days actually performed in the month concerned. In case the employee changes his/her function, the employer will no longer grant the lump-sum allowance if the new function no longer justifies the use of this lump-sum allowance.
However, the employer will adjust the lump-sum amount to the new function or redefine the types of expenses covered by the lump-sum allowance if the new function justifies it.
The amount of such allowance can be assessed during a tax audit on the basis of actual expenses incurred. Therefore, the beneficiary of such compensation is requested to keep all useful documents for audit purposes.
This reimbursement will end automatically if the social legislation concerning the reimbursement of expenses proper to the employer changes.
In addition, it is agreed that any other award than those listed above, paid in addition to the salary and under any qualification, will be based on generosity and will be revocable at any time.

ART.4
If, during the execution of the agreement, the employee has to incur expenses that are proper to the employer, then these expenses will only be eligible for reimbursement by the employer if the employee has obtained prior agreement regarding the nature,

Exhibit 10.37
necessity and extent of the expenses and insofar as the employee can substantiate these expenses.

ART.5
The annual premium of 250 Euro, provided in the CBA of 9 July 2015, was replaced by:
-    increase of the employer contribution to the meal vouchers by an amount of 1 Euro, so that the employer contribution to meal vouchers will be 6.91 Euro as of 1/1/2016 (previously 5.91 Euro).
-    award of sport and culture vouchers during the month of June.
The total amount of sport and culture vouchers granted to the full-time employee amounts to 100 euro per year. For a part-time employee, the sport and culture vouchers are granted proportionally in function of the duration of his performances.
The reference period runs each time from June of the previous calendar year until May of the calendar year during which the vouchers are granted. The final amount received by the employee is calculated in function of the days effectively performed and assimilated of the employee in the reference period (assimilated days = suspensions of the employment agreement for which salary was paid; paternity leave; maternity leave).
If the employment of the employee comes to an end (except in the case of dismissal by the employer for serious cause), he will be entitled to a pro rata sport and culture voucher, taking into account the performances during the reference period.
ART. 6
The employee acknowledges and accepts that, with the exception of the salary conditions, the duration of the agreement and the modalities of its termination, which are considered to be essential employment conditions between the parties, all other working conditions agreed upon in the employment agreement are merely incidental working conditions which can be unilaterally changed by the employer according to the needs of the company.
ART.7
The working time schedule and other circumstances related to the working time are determined in the work rules.
ART.8
The employee will immediately report and justify to the employer any delay or absence from work. In addition, any incapacity for work within 48 hours of its occurrence must be justified by the employee by submitting a medical certificate.
Upon renewal, a new certificate will be submitted no later than the first working day following the elapsed period.

ART.9
The employee will always act on behalf of the interests of the employer. He will ensure that the name and reputation of the employer's company and its policies are not brought into disrepute.
ART.10
The employee will devote his entire professional activity to the execution of this agreement. He undertakes not to work for his own account or for the account of third parties without the prior written agreement of the Employer.
ART.11
The employee undertakes to consider all projects, drawings, creations, technical improvements, new processes, in short, all inventions of any kind, of which he could become the author or co-author during and/or pursuant to his employment, as irrevocably belonging to the employer without any compensation being due.
The employer is also the acquirer of the property rights relating to computer programs created by the employee in the execution of the employment agreement or at the employer’s instruction.
During the execution of this agreement, as well as after its termination, the employee may not disclose the secrets and operation of the employer's business to competitors, nor to anyone else. He may not perform or participate in any act of unfair competition.
Violation of one of these provisions allow the employer to dismiss the employee immediately, without prejudice to the employer's right to recover from the employee the damage it has suffered.
ART.12
During a period of 12 months following the termination of this agreement, the employee will refrain from engaging in similar activities as provided for in the agreement, either by operating a business him-/herself or by entering into service with a competing employer. This non-competition clause is limited to the Belgian territory.
Unless the employer, within a period of 15 days after the termination of the agreement, informs the employee that it renounces from the effective application of the non-competition clause, the employer will be obliged to pay to the employee a lump-sum compensatory indemnity equal to half of the gross salary corresponding to the period of application of this clause.
In case of violation of this non-competition clause, the employee will be obliged to return to the employer the amount paid by the latter in application of this article and will he, in

Exhibit 10.37
addition, pay to the employer an equivalent amount, without prejudice to the employer's right to claim compensation for the damage actually suffered.

ART.13
The Employee will be entitled to twenty (20) statutory vacation days for each full year he performed or a pro-rata amount thereof and to six (6) extra-legal vacation days for each full year he performed or a pro-rata amount thereof.
In addition, the Employee is entitled to four (4) additional vacation days based on his length of service.
The Employee is also entitled to the statutory public holidays. The employee will take his vacation in consultation with and upon agreement of the employer.
In the year 2019, the employer grants 12.5 paid vacation days to the employee. For the year 2020, the employer grants 20 statutory vacation days.

ART.14

Each party can terminate the agreement subject to the notice periods stipulated by the Act of 03.07. 1978.
The notice period will take effect on the first Monday following the date on which the notice was sent. The notice will be given in accordance with the provisions of the first paragraph.
During the notice period, the employee has the right to be absent from work to look for new employment in accordance with the legal provisions.

ART. 15

At the time of his hiring or when new measures are applied, the employee will provide the employer with all the information necessary for the application of the mandatory formalities, either in the field of social legislation or either for the granting, suspension or termination of the entitlement to allowances and other benefits.
The employer reserves itself the right to ask for a certificate of morality or a copy of the diplomas and/or attestations obtained if these documents are pertinent, taking into account the nature and the execution modalities of the function.
The employer will treat the information collected with the required confidentiality. He can read them, but not preserve them.

Any change in the initial personal information (change of address, marital status, family burden, etc.) will be spontaneously without delay communicated to the Personnel Department in writing or by e-mail.
The employee is responsible for the failure or delay in providing the required information and, where appropriate, will be required to repay the allowances, benefits or undue contributions.
ART 16

At the moment of hiring of an employee and throughout his entire career within the company, personal data are collected and registered by the employer.
These data are used for payroll management, with the possible assistance of a payroll office, as well as for personnel administration. It mainly concerns data that appear on the annual individual account.
The processing of these data is subject to the Act of 8 December 1992 on the protection of privacy. Every employee has the right to request the disclosure of the data registered about him. If he wishes to exercise this right, then he can submit a written request to the data controller (HR Department). This request is free of charge.
If it turns out that certain personal data are incorrect, incomplete or not (no longer) relevant, the employee may request their rectification or erasure by means of a written request addressed to the above-mentioned person.

ART.17
The employee acknowledges having received a copy of the work rules, having read and having accepted its provisions.

Thus, prepared in two original versions at Anderlecht on 04/06/2019.

/s/ Michael Rogers                            /s/ Mohamed Allach
Name of white-collar employee                    NorthgateArinso Belgium NV
                                     Mohamed Allach Director